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                                                                   Exhibit 10(i)


                                PROMISSORY NOTE
                   (AS AMENDED AND RESTATED OCTOBER 1, 1998)

$2,900,000

         The outstanding common stock of ALBEX ALUMINUM, INC., an Ohio Corporation ("Maker"), is being purchased pursuant to a stock purchase agreement dated effective March 31, 1997 ("Stock Purchase Agreement") between RVM INDUSTRIES, INC. and JACOB POLLOCK, Trustee of The Jacob Pollock Trust U/A Dated March 12, 1991 of 753 W. Waterloo Road, Akron, Ohio 44314 ("Trust"), and a promissory note is being issued by RVM Industries, Inc. to Trust pursuant to the Stock Purchase Agreement for the purchase price of Maker's stock.

         Maker has previously issued to Jacob Pollock ("Holder") its promissory note dated January 17, 1997 ("Note"). On March 31, 1997 Maker and Holder amended and restated the Note to provide for a moratorium of principal payments thereunder in order to facilitate the purchase of Maker's stock pursuant to the Stock Purchase Agreement.

         Maker and Holder desire to amend and restate the Note to provide for a moratorium of principal payments and a six month extension of the term of the Note.

         NOW, THEREFORE, Maker and Holder, based upon their mutual promises and for other valuable consideration hereby amend and restate the Note and incorporate the above recitals in the following amendment and restatement as follows:

         FOR VALUE RECEIVED, Maker promises to pay to the order of Holder, the principal sum of $2,900,000, plus interest at the rate of 7% per annum (unless in default). Interest will begin to accrue on the principal sum on April 1, 1997 and continue to accrue thereafter until this Note is paid in full.

         This Note is payable as follows:

         A. Interest only payments on the unpaid principal balance of the Note beginning May 1, 1997 through December 1, 1997; and recommencing on October 1, 1998 through September 1, 1999.

         B. 60 equal, monthly installments of principal due and payable on the first day of the month and in the amount of $48,333.33, with interest on the unpaid principal sum, beginning January 1, 1998 through September 1, 1998, and recommencing on October 1, 1999, until this Note is paid in full.

All payments under this Note are subject to the terms of the (i) Subordination Agreement dated January 17, 1997 between First Merit/First National Bank of Ohio, Maker, and Holder, (ii) Intercreditor and Subordination Agreement dated July 1, 1995, between the State of Ohio, Maker, and Holder (iii) Consent Agreement dated effective March 31, 1997, between the State of Ohio,


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Maker, and Holder and (iv) the Stock Purchase Agreement. During
the time period for payment of the purchase price under the Stock Purchase Agreement, principal payments under this Note will be suspended and Maker must pay to Holder interest only accruing on the unpaid principal sum on the first day of each calendar month during such payment period.

         Payments under this Note must be delivered to Holder at 753 W. Waterloo Road, Akron, Ohio 44319, or at such other location designated by Holder to Maker in writing.

         A PORTION OF THE INDEBTEDNESS EVIDENCED HEREBY HAS BEEN SUBORDINATED IN FAVOR OF THE DIRECTOR OF DEVELOPMENT OF THE STATE OF OHIO AND THE PROVIDENT BANK, AS TRUSTEE, PURSUANT TO THE TERMS OF AN INTERCREDITOR AND SUBORDINATION AGREEMENT DATED AS OF JULY 1,1995. THE RIGHTS AND INTERESTS OF ANY HOLDER, TRANSFEREE, OR PARTY CLAIMING ANY INTEREST UNDER OR AS A RESULT OF THIS INSTRUMENT ARE SUBJECT TO ALL TERMS OF THE REFERENCED AGREEMENT.

         Maker waives presentment, protest, demand, notice of protest, demand, dishonor and non-payment of this Note, and agrees to comply with each of the covenants, conditions, provisions and agreements between Maker and Holder, the terms of which are incorporated herein by reference. No extension of time for the payment of this Note with any person or entity now or hereafter liable for the payment of this Note will operate to release, discharge, modify, change, or affect the original liability under this Note, either in whole or in part, if Holder is not a party to such agreement for the extension of time.

         If any payment agreed to be paid hereunder becomes due and remains unpaid for a period of ten days, or if Maker becomes insolvent, files for voluntary bankruptcy or receivership, or if a petition for involuntary bankruptcy or receivership is filed against Maker, or any action is commenced concerning the bankruptcy, reorganization, dissolution or liquidation of Maker or for other relief relating to bankruptcy, insolvency, arrangement, reorganization, receivership or other debtor relief under any law or statute of any jurisdiction, whether now or hereafter in effect, or if Maker makes an assignment for the benefit of creditors, Holder may, at Holder's option, in addition to any other remedy available to Holder at law or in equity declare the remainder of this Note then due and collectible and any failure to exercise this option will not constitute a waiver of the right to exercise the same at any other time. Upon the occurrence of any event of default as set forth in this paragraph, interest on this Note will accrue at the rate of 12% per annum.

         Subject to the suspension of principal payments under this Note during the payment period for the purchase price under the Stock Purchase Agreement, Maker may pre-pay the obligation set forth in this Note in whole or in part at any time without penalty. Pre-payments will first be applied to the interest due and then to the remaining principal sum.

         If any clause or provision of this Note is determined to be illegal, invalid, or unenforceable by any court, the illegality or unenforceability of such clause or provision will not affect the validity or enforceability of the remainder thereof or of any other clause or provision hereof, and this Note




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will be construed and enforced as if such illegal, invalid, or other unenforceable clause or provision had not been contained herein, and all other covenants, obligations, and agreements will be enforceable to the full extent permitted by law.

                                        MAKER:
                                        ALBEX ALUMINUM, INC.


                                        BY: /s/ Richard D. Pollock
                                            -------------------------------
                                            RICHARD D. POLLOCK, ITS PRESIDENT



                                        HOLDER:


                                        /s/ Jacob Pollock
                                        ----------------------------------
                                        JACOB POLLOCK









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